EXHIBIT 99.1
NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman, President and CEO
Corporate Office:	525 Water Street
Port Huron, MI 48060
Telephone:	(810) 987-8300
Citizens First Bancorp, Inc. Announces Nasdaq Non-Compliance Notice
FOR IMMEDIATE RELEASE:
PORT HURON, MICHIGAN, November 25, 2009.
Citizens First Bancorp, Inc. (“Company”), the holding company for CF Bancorp, a Michigan savings bank (the “Bank”), announced today that in response to the receipt by the Company of notification from Nasdaq of noncompliance with certain listing requirements, the Board of Directors of the Company has asked management to prepare an analyses of alternatives to the continued listing of the Company’s common stock on the Nasdaq Global Select Market, including the transfer to The Nasdaq Capital Market or trading of the Company’s securities on the OTC Bulletin Board.
On November 20, 2009 the Company received letters from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) notifying the Company that it is currently not in compliance with each of the following Nasdaq continued listing requirements:
•	Marketplace Rule 5450(b)(1)(C) which requires a minimum market value of publicly held shares of $5,000,000;

•	Marketplace Rule 5450(b)(1)(A) which requires a minimum stockholders’ equity of $10,000,000; and

•	Marketplace Rule 5250(c)(1) which requires Nasdaq listed companies to be current with respect to the filing their periodic reports with the SEC.
          The Company previously reported its receipt on October 9, 2009 of written notice from the Staff indicating that the Company is not in compliance with Nasdaq’s continued listing requirement under Marketplace Rule 5450(a)(1), which requires a minimum bid price for common stock of $1.00 per share.
About Citizens First Bancorp, Inc.
          CF Bancorp is a wholly owned subsidiary of Citizens First Bancorp, Inc., a thrift holding company headquartered in Port Huron, Michigan. Founded in 1938, CF Bancorp is one of the largest community banks in southeast Michigan with 24 Banking Centers, 34 ATMs. CF Bancorp is a full-service bank offering a complete range of consumer and business banking products designed to achieve its customers’ financial goals.
          Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The forward-looking statements are made as of the date of this release, and the Company assumes no obligations to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.